Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova Energy Holding Announces Name Change to Nova Biosource Fuels, Inc.
New Name Focuses on Company’s Core Business

HOUSTON, TX – September 13, 2006 – The Board of Directors of Nova Energy Holding, Inc. (OTC: NVAO) announced today that it has changed the Company’s name to “Nova Biosource Fuels, Inc.” The Company’s common stock will continue to be quoted on the OTC Bulletin Board System under the ticker symbol “NVAO.”

“The core of our business is the production of biodiesel, which can be used in diesel engines with no modifications as 100 percent biodiesel, or blended with petroleum diesel to make an alternative fuel that has the ability to extend engine life and decrease operating expense due to the increase in engine lubricity,” said Nova Chairman and CEO Kenneth Hern. “The Board wanted the name of our company to emphasize that we produce renewable fuel products from animal and vegetable based fats, oils and greases. Our biodiesel fuel burns cleaner than 100-percent petroleum diesel; it’s better for our environment; it can make use of animal and vegetable waste products so that they no longer must be burned or disposed of in landfills; and it is less expensive at the pump for diesel-fueled vehicles.”

The environmentally safer fuel produced by Nova uses a patented, proprietary technology that was developed by engineers at Biosource Fuels, LLC,  which was acquired by Biosource America shortly before the launch of the reorganized Nova Oil.

“Our new company name encompasses the truly ingenious resources we have at Nova by incorporating the legacy name of our engineering group and communicating that we produce alternative fuel products that have a dramatic and positive impact on our nation’s environment,” Hern added.

The name change takes effect immediately.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova can be found at www.novabiosource.com.  Nova Energy Holdings, Inc. was the trade name of Nova Oil, Inc. prior to the change of its corporate name to Nova Biosource Fuels, Inc.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.